UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities
Exchange Act of 1934

May 11, 2015
Date of Report (Date of earliest event reported)

Pitney Bowes Inc.

(Exact name of registrant as specified in its charter)

Delaware	1-3579	06-0495050
(State or other jurisdiction of incorporation or organization)	(Commission file number)	(I.R.S. Employer Identification No.)

World Headquarters
3001 Summer Street
Stamford, Connecticut 06926
(Address of principal executive offices)

(203) 356-5000
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01. ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

Pitney Bowes Inc. (“PBI”) entered into a Stock Purchase Agreement (the “Purchase Agreement”), dated as of May 11, 2015, with Red Ventures Holdco, LP (the “Buyer”), pursuant to which PBI has agreed, among other things, to sell to the Buyer 100% of the issued and outstanding shares of common stock of Imagitas, Inc., a Delaware corporation and a wholly-owned subsidiary of PBI (the “Company”), for $310,000,000 in cash consideration, subject to certain adjustments. On May 11, 2015, PBI issued a press release announcing the entry into the Purchase Agreement. A copy of the press release is attached as Exhibit 99.1 to this Current Report on Form 8-K and is hereby incorporated by reference into this Current Report.

The consummation of the transactions contemplated by the Purchase Agreement is subject to customary conditions, including the expiration or termination of any applicable waiting period (and any extension thereof) under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the absence of any government order or other legal restraint prohibiting the consummation of the transactions contemplated by the Purchase Agreement. In addition, the obligation of the Buyer to consummate the transactions contemplated by the Purchase Agreement is subject to the absence of any event, change, occurrence or effect having occurred from the date of the Purchase Agreement that has had or continues to have a Material Adverse Effect (as defined in the Purchase Agreement).

The Purchase Agreement contains provisions giving each of PBI and the Buyer rights to terminate the Purchase Agreement under specified circumstances, including if the closing has not occurred on or before November 11, 2015.

The Purchase Agreement includes customary representations, warranties and covenants of PBI and the Buyer. The Purchase Agreement also contains indemnification provisions pursuant to which PBI has agreed to indemnify the Buyer against certain losses, subject to the limitations set forth therein, including losses related to breaches of representations, warranties and covenants.

The foregoing description of the Purchase Agreement and the transactions contemplated thereby is qualified in its entirety by the full text of the Purchase Agreement, a copy of which is attached hereto as Exhibit 2.1 and incorporated herein by reference.

PBI does not currently expect that the exit costs associated with the sale of the Company to result in material charges.

The Purchase Agreement has been included to provide investors and security holders with information regarding its terms. It is not intended to provide any other factual information about PBI, the Company or the Buyer or any of their respective businesses, subsidiaries or affiliates. The representations, warranties and covenants contained in the Purchase Agreement (a) were made by the parties thereto only for purposes of that agreement and as of specific dates; (b) were made solely for the benefit of the parties to the Purchase Agreement; (c) may be subject to limitations agreed upon by the contracting parties, including being qualified by confidential disclosures exchanged between the parties in connection with the execution of the Purchase Agreement (such disclosures include information that has been included in public disclosures, as well as additional non-public information); (d) may have been made for the purposes of allocating contractual risk between the parties to the Purchase Agreement instead of establishing these matters as facts; and (e) may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors. Investors should not rely on the representations, warranties and covenants or any descriptions thereof as characterizations of the actual state of facts or condition of PBI, the Company or the Buyer or any of their respective subsidiaries or affiliates. Additionally, the representations, warranties, covenants, conditions and other terms of the Purchase Agreement may be subject to subsequent waiver or modification. Moreover, information concerning the subject matter of the representations, warranties and covenants may change after the date of the Purchase Agreement, which subsequent information may or may not be fully reflected in PBI’s public disclosures. The Purchase Agreement should not be read alone, but should instead be read in conjunction with the other information regarding PBI that is or will be contained in, or incorporated by reference into, the Forms 10-K, Forms 10-Q and other documents that are filed with the Securities and Exchange Commission.

This Item 1.01 contains statements that are forward-looking within the meaning of Section 27A of the Securities Act of 1933, as amended (the Securities Act) and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements, including statements concerning the consummation of the transactions contemplated by the Purchase Agreement and the costs associated with the sale of the Company, are based on current expectations and assumptions that are subject to risks and uncertainties and actual results could differ materially. Words such as “estimate”, “believe”, “expect”, “anticipate”, “intend”, and similar expressions may identify such forward-looking statements. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

ITEM 9.01. EXHIBITS

(d) Exhibits.

Exhibit Number	Description of Exhibit

2.1	Stock Purchase Agreement, dated as of May 11, 2015, between Pitney Bowes Inc. and Red Ventures Holdco, LP.
99.1	Press release of Pitney Bowes Inc. dated May 11, 2015.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Pitney Bowes Inc.

	By:	/s/ Amy C. Corn
	Name:	Amy C. Corn
Date: May 11, 2015	Title:	Vice-President, Secretary and Chief Governance Officer

Exhibit Index

Exhibit Number	Description of Exhibit

2.1	Stock Purchase Agreement, dated as of May 11, 2015, between Pitney Bowes Inc. and Red Ventures Holdco, LP.
99.1	Press release of Pitney Bowes Inc. dated May 11, 2015.